Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Form S-4 (Registration Statement) of Guaranty Bancorp, dated August 1, 2016, of our reports dated March 28, 2016, and March 30, 2015, with respect to the audited consolidated balance sheets of Home State Bancorp and Subsidiary as of December 31, 2015, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years then ended, and the related notes to the consolidated financial statements, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in this proxy statement/prospectus.

/s/ Fortner, Bayens, Levkulich & Garrison, P.C.

FORTNER, BAYENS, LEVKULICH & GARRISON, P.C.
Denver, Colorado
August 1, 2016